ARTICLES OF INCORPORATION

(Pursuant to NRS, Chapter 78)

ARTICLE I – NAME

The name of the corporation is NEVADA CENTRAL PRODUCTS, INC.

ARTICLE II – RESIDENT AGENT NAME AND STREET ADDRESS

The name of the resident agent for service of process is BUGET CORPORATE RENEWALS, INC., located at 5344 Images Court, Las Vegas, NV 89107. The mailing address for the resident agent is P.O. Box 27103, Las Vegas, NV 89126.

ARTICLE III – PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV – SHARES OF STOCK

Number of Shares

The total number of shares of authorized capital stock of the corporation shall consist of a single class of seventy-five thousand (75,000) shares with no par value.

Classes and Series

Per NRS 78.035, the Board of Directors is authorized to fix and determine in a resolution the classes, series and numbers of each class or series as provided in NRS 78.195 and 78.196, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions therefore as shall be stated in the pertinent resolution or resolutions.

No Preemptive Rights

Holders of the common stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, than the Board of Directors may determine from time to time.

Non-Assessability

The common stock of the corporation, after the amount of the subscription price has been paid, in money, properly or services, as the Board of Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Article of Incorporation shall not be amended in this particular.

Debt/Obligations Equivalent to Stock

The holder of a bond, debenture or other obligation of the corporation may have any of the rights of a stockholder in the corporation.

Uncertificated Shares

As provided for in NRS for in 78.235, shares of stock need not be certificated. Beneficial “holders” of uncerfiticated stock shall have all of the rights of any other stockholder.

ARTICLE V – DIRECTORS

Governing Board

The members of the Governing Board of the corporation shall be styled as Directors.

Initial Board of Directors

The initial Board of Directors shall consist of one member. The name and address of the initial member of the Board of Directors is Ron Kirzinger of 5344 Images Court, Las Vegas, NV 89107. This individual shall serve as Director until the first annual meeting of the stockholders, or until his successor(s) shall have been elected and qualified.

Change in Number of Directors

The number of directors may be increased or decreased by  a duly adopted amendment to the Bylaws of the corporation or by a resolution representing all or a quorum of the Governing Board, pursuant to NRS 78.115.

ARTICLE VI – DIRECTORS AND OFFICERS LIABILITY

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not climate or limit the liability of a director or officer for acts or omissions which involve fraud or a knowing violation of the law.

Any repeal, modification or amendment of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII – INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against any and all expenses, liability or loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the stockholders of Boar of Directors may adopt by-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf on any person who is or was an officer or director of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as its representative in a partnership, join venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would otherwise have the power to indemnify such person.

ARTICLE VII – AMENDMENTS

Except with respect to amending the non-assessability of shares per Article IV, this corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorportaion or its Bylaws in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or by the corporation’s Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

ARTICLE IX – POWERS OF DIRECTORS

In further and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1)	Subject to the Bylaws, if any, adopted by the stockholders, to make alter or repeal the Bylaws of the corporation;

2)	To authorize and cause to be executed mortgages and liens, with or without limit as to amount upon the real and personal property of the corporation;

3)	To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

4)	To set apart out of any of the funds of the corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

5)
By resolution to designate one or more committees, each committee to consist of at least one director of the corporation, which, to the extent provided in the resolution or the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the scal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors; and

6)
To authorize the corporation by its officers or agents to exercise all such powers to do all such acts and things as may be exercised or done by the corporation, except and to the extent that any such statute shall require action by the stockholders of the corporation with regard to the exercising of any power or the doing of any such act or thing.

In addition to the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, except as otherwise provided herein and by law.

ARTICLE X -  NAME, ADDRESS AND SIGNATURE OF INCORPORATOR

Name:

/s/ Ron Kirzinger
Ron Kirzinger

Address:

P.O. Box 27103

Las Vegas, NV 89126

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

BUGET CORPORATE RENEWALS, INC. hereby accepts appointment as resident agent for the above-named corporation, as of May 20, 2002.

/s/ Ron Kirzinger
Ron Kirzinger for BUGET CORPORATE RENEWALS, INC.